Exhibit 10.2

ADDENDUM TO MANAGEMENT SERVICES AGREEMENT

This Addendum (the “Addendum”) is entered into as of August 1, 2006, by and between CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC., a California corporation (“Manager”) and 21ST CENTURY ONCOLOGY OF CALIFORNIA A MEDICAL CORPORATION, a California medical corporation (“Medical Group”). This Addendum amends certain sections of the Management Services Agreement dated May 1, 2006, which was assumed by Manager in conjunction with Manager’s acquisition of certain assets from LHA, Inc. also on May 1, 2006, as set forth below.

From and after the date here of,

(i) Section 1.(a) shall be amended to read as follows:

“(a) Management. The Manager will be responsible for general management and administration operations of the Office locations, excluding the provision of medical services, set forth on Exhibit B hereto. The Manager shall not engage in the practice of medicine.”

(ii) Section 1.(g) shall be added to read as follows:

“(g) Patient-Related Matters.

(a)	Patient Relations, Scheduling, Etc. Manager shall assist Medical Group in maintaining positive patient relations by, among other things, in conjunction with and at the direction of Medical Group: scheduling patient appointments; responding to patient grievances and complaints in matters other than medical evaluation, diagnosis, and treatment; and establishing and maintaining in Medical Group’s name and on its behalf patient transfer arrangements to expedite referrals where medically necessary, as determined and requested by the attending physician.

(b)	Recordkeeping. Manager shall assist Medical Group in maintaining patient medical records in accordance with applicable laws concerning their confidentiality and retention, and promptly making such records available to Medical Group’s employed providers, contracting providers and other appropriate recipients. Notwithstanding the foregoing sentence, patient medical records shall be and shall remain the property of Medical Group, and the content thereof shall be solely the responsibility of Medical Group.

(c)	Quality Assurance.

a.	In General. Manager shall assist Medical Group, in accordance with criteria established by Medical Group, in the development and implementation of appropriate quality assurance programs, including development of performance and utilization standards, sampling techniques for case review, and preparation of appropriately documented studies. Notwithstanding the foregoing, Manager shall not perform any duties that constitute the corporate practice of medicine in California and all other states in which an Office at which the Medical Group provides patient medical services is located.

b.	Periodic Independent Review. On behalf of Medical Group, Manager may periodically perform quality assurance and utilization reviews through nurses employed by it; provided however, that Manager shall not engage in activities which constitute the practice of medicine under applicable law. Alternatively, Manager may periodically arrange for an independent quality assurance and utilization review to be performed by persons who are unrelated to Medical Group or Manager, or to any Affiliate of Medical Group or Manager, which has expertise in such areas, and which has been approved in advance by Medical Group. Such review shall include a random sampling of medical records (consistent with laws regarding the confidentiality of medical records), an analysis of Medical Group’s quality assurance utilization review procedures, and an analysis of the appropriateness of costs associated with operating Medical Group’s medical practice at the practice.”

(iii) Section 1. (h) shall be added to read as follows:

“(h) Offices. Manager shall provide, manage and maintain the real property comprising the Offices and reasonable improvements during the term of this Agreement. In consultation with Medical Group, Manager shall oversee all management, maintenance and other decisions pertaining to the Offices consistent with the terms of this Agreement. Manager shall maintain the Offices in good condition and repair, reasonable wear and tear excepted. Manager shall provide such additional and/or replacement facilities as Medical Group and Manager agree, from time to time. Manager shall provide Medical Group with all utilities (including water, gas and electricity), heat, air conditioning, telephone, janitorial services and disposal services (including the disposal of medical wastes) required in connection with the operation of the Offices.”

(iv) The first sentence of Section 4.(a) shall be amended to read as follows:

“(a) The Manager shall be paid, and Manager shall accept as payment for the full performance of its duties hereunder, an amount equal to the respective percentage of Net Collected Dollars for each Office as contained in Exhibit B hereto.”

(v) Section 2. shall be amended to read as follows:

“2. Term. The initial term of this Agreement shall commence as of May 1, 2006 (the “Commencement Date”) and, shall, unless sooner terminated as herein, continue until April 30, 2031, and shall be automatically renewed for successive five (5) year periods thereafter (collectively, the “Term”), provided that neither Manager nor the Medical Group shall have given notice of termination of this Agreement at least one hundred twenty (120) days before the end of the initial term or any renewal term.”

(vi) Sections 13.(a) and (b) shall be amended to read as follows:

“13. Restrictive Covenants.

(a)	During the Term of this Agreement and for three (3) years following the termination of this Agreement, Medical Group agrees that it shall not, directly or indirectly:

(i)	engage in the ownership, operation or management of any radiation oncology practice or otherwise engage in the provision of radiation oncology services (whether as a separate business or in conjunction with any other business (a “Competing Business”) within an eight (8) mile radius of the Office (the “Service Area”)); or

(ii)	have any interest, whether as owner, stockholder, partner, member, director, officer, employee or consultant in any Competing Business in the Service Area.

(b)	During the Term of this Agreement and for three (3) years following the termination of this Agreement, Medical Group agrees that it shall not, directly or indirectly, (i) solicit, encourage or advise patients serviced during the Term of this Agreement to obtain or seek professional services from any professional who is not an employee, independent contractor or partner of Medical Group, or (ii) solicit, encourage or advise any employees of Manager to terminate employment with Manager for any reason whatsoever. Notwithstanding the foregoing, nothing in this Agreement is intended to prevent Medical Group from referring a patient in need of specialty services not otherwise provided by Medical Group, or for other reasons in the best interests of the patient, to another duly licensed professional or facility.”

(vii) Section 16(k) shall be added to read as follows:

“(k) Indemnification. Medical Group shall indemnify, hold harmless and defend Manager, its officers, directors, shareholders, employees, agents and independent contractors (the “Manager Parties”) from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys’ fees and disbursements (a “Manager Loss”)), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by Manager and/or its partners, agents, employees and/or subcontractors (other than Manager) during the Term hereof except with respect to any Manager Loss which is the result of any gross or willful misconduct by a member of Manager Parties. Manager shall indemnify, hold harmless and defend Medical Group, its officers, directors, shareholders, employees, agents and independent contractors (the “Medical Group Parties”) from and against any and all liabilities, losses, damages, claims, causes of action, and expenses (including reasonable attorneys’ fees and disbursements) (a “Medical Group Loss”), caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by Manager and/or its partners, agents, employees and/or subcontractors (other than Manager) during the Term hereof except with respect to any Medical Group Loss which is the result of any gross or willful misconduct by a member of Medical Group Parties.”

Accepted:	CALIFORNIA RADIATION THERAPY MANAGEMENT SERVICES, INC.

	By:	/s/ David M. Koeninger
David M. Koeninger
Chief Financial Officer

Accepted:	21ST CENTURY ONCOLOGY OF CALIFORNIA, A MEDICAL CORPORATION

	By:	/s/ Daniel E. Dosoretz
Daniel E. Dosoretz, M.D.
Vice President

EXHIBIT B

ADDENDUM TO MANAGEMENT SERVICES AGREEMENT

Office Locations and Manager Compensation

Office Location	Manager Compensation as a % of Net Collected Dollars
Palm Desert 77840 Flora Road Palm Desert, CA 92211	77%

Santa Monica 2428 Santa Monica Boulevard Suite 103 Santa Monica, CA 90404	77%